Free Writing Prospectus

Dated September 22, 2026

Filed Pursuant to Rule 433(d)

Registration No. 333-288943

Registration No. 333-288943-08

***PRICING DETAILS*** $600mm CMXS (CarMax) 2026-C (Non-Prime Auto Loan)

Joint Bookrunners : J.P. Morgan (struc), Mizuho, RBC

Co-Managers : CIBC, SMBC, US Bank

CL	AMT($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	99.400	0.18	A-1+/F1+	1-5	02/27	10/27	I-Curve	+25	4.262	4.262	100.00000
A-2	203.400	0.87	AAA/AAA	5-19	04/28	06/30	I-Curve	+48	4.863	4.81	99.99644
A-3	153.380	2.14	AAA/AAA	19-34	07/29	07/31	I-Curve	+50	5.254	5.19	99.98528
B	32.470	2.99	AA/AA	34-38	11/29	10/32	I-Curve	+63	5.439	5.37	99.97718
C	54.130	3.48	A/A	38-47	08/30	11/32	I-Curve	+100	5.813	5.74	99.98823
D	45.460	3.88	BBB/BBB	47-47	08/30	12/32	I-Curve	+130	6.116	6.03	99.96753
E	11.760	3.88	BB+/BB	47-47	08/30	09/33	I-Curve	+300	7.816	7.69	99.99486

	Expected Settle : 09/28/2026	Registration : SEC-Registered: A-1–D; 144a: E

	First Pay Date : 10/15/2026	ERISA Eligible : A-1–D–Yes; E–No

	Expected Ratings : S&P, Fitch	Px Speed : 1.50% ABS to 10.00% Clean-Up Call

	Ticker : CMXS 2026-C	Min Denoms : A-1–D–$5k x $1k; E–$200k x $1k

Bill & Deliver : J.P. Morgan

	Expected Pricing : PRICED	Available Information:

CUSIPs :	A1 142939AA5	* Prelim Prospectus : Attached

	A2 142939AB3	* Prelim OM : Attached

	A3 142939AC1	* Ratings FWP : Attached

	B 142939AD9	* DealRoadshow.com : CMXS2026C

	C 142939AE7	* IntexNet/CDI : Separate Message

D 142939AF4

E 142939AG2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.